Exhibit 99.1
Summary of Termination Pay Policy
Booking Holdings Inc. (the "Company") will limit future arrangements to pay cash severance to executive officers of the Company to no more than 2.99 times the amount of the executive officer's annual base salary plus annual target bonus (not inclusive of equity), without stockholder approval.